Schedule A

to

Investment Advisory Agreement

of

J.P. Morgan Exchange-Traded Fund Trust

Advisory Fee Rates

(Amended as of January 23, 2019)

Name	Fee Rate
JPMorgan Diversified Return U.S. Equity ETF	0.23%
JPMorgan Diversified Return Europe Equity ETF	0.30%
JPMorgan Diversified Return Europe Currency Hedged ETF	0.33%
JPMorgan Diversified Return International Currency Hedged ETF	0.27%
JPMorgan Diversified Alternatives ETF	0.60%
JPMorgan Event Driven ETF*	0.75%
JPMorgan Diversified Return U.S. Mid Cap Equity ETF	0.24%
JPMorgan Diversified Return U.S. Small Cap Equity ETF	0.29%
JPMorgan Disciplined High Yield ETF	0.30%
JPMorgan Global Bond Opportunities ETF*	0.55%
JPMorgan Ultra-Short Income ETF*	0.15%
JPMorgan U.S. Dividend ETF*	0.23%
JPMorgan U.S. Minimum Volatility ETF*	0.23%
JPMorgan U.S. Momentum Factor ETF*	0.23%
JPMorgan U.S. Quality Factor ETF*	0.23%
JPMorgan U.S. Value Factor ETF*	0.23%
JPMorgan Long/Short ETF*	0.60%
JPMorgan Managed Futures Strategy ETF*	0.50%
JPMorgan USD Emerging Markets Sovereign Bond ETF*	0.32%
JPMorgan BetaBuilders Canada ETF**	0.19%
JPMorgan BetaBuilders Developed Asia ex-Japan ETF**	0.19%
JPMorgan BetaBuilders Europe ETF**	0.09%
JPMorgan BetaBuilders Japan ETF**	0.19%
JPMorgan BetaBuilders MSCI US REIT ETF**	0.12%
JPMorgan Ultra-Short Municipal Income ETF **	0.15%
JPMorgan Municipal ETF**	0.24%
JPMorgan Corporate Bond Research Enhanced ETF**	0.14%
JPMorgan U.S. Aggregate Bond ETF**	0.07%
JPMorgan Core Plus Bond ETF**	0.30%

*	Initial term continues until April 30, 2019
* *	Initial term continues until April 30, 2020

[Signature Page Follows]

J.P. MORGAN EXCHANGE-TRADED FUND TRUST

By: /s/ Paul Shield
Paul Shield
Title: Vice President & Assistant Treasurer

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By: /s/ Brian S. Shlissel
Brian S. Shlissel
Title: Managing Director

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